Exhibit No. 99

NEWS RELEASE

NIAGARA MOHAWK COMPLETES NUCLEAR SALE

SYRACUSE, Nov. 7 - Niagara Mohawk Power Corp. has completed the sale of its nuclear assets, the Nine Mile Point 1 nuclear plant and 41 percent ownership of the Nine Mile Point 2 nuclear plant, to Constellation Nuclear, the company said today. The sale of the nuclear plants satisfies a condition of the planned merger of Niagara Mohawk Holdings Inc. (NYSE:NMK) with National Grid Group plc (LSE,NYSE: NGG).

Niagara Mohawk’s proceeds from the sale will total $603 million. For Nine Mile 1, Niagara Mohawk’s proceeds are $104 million in cash and $142 million in principal and interest over five years. Niagara Mohawk’s proceeds for the sale of 41 percent of Nine Mile 2 are $167 million in cash and $190 million in principal and interest over five years. Niagara Mohawk will purchase electricity from the plants.

“This sale secures a source of electricity for Niagara Mohawk’s customers for 10 years at a stable and competitive price,” said William F. Edwards, Niagara Mohawk’s senior vice president and chief financial officer.

Niagara Mohawk and National Grid announced their merger in September 2000, the merger is currently anticipated to close in early 2002.

Constellation Nuclear is a wholly-owned subsidiary of Constellation Energy Group (NYSE:CEG).

NOTE: This release contains statements that constitute forward-looking information. Such statements are subject to certain risks, uncertainties and assumptions. All of these forward-looking statements are based on estimates and assumptions made by the company’s management which, although believed by the company’s management to be reasonable, are inherently uncertain. Such forward-looking statements are not guarantees of future performance or results and involve certain risks and uncertainties. Actual results or developments may differ materially from the forward-looking statements as a result of various factors.